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               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                   BOLLE INC.


                  BOLLE INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  1. The name of the corporation is BOLLE INC., and the name under which the corporation was originally incorporated is BOLLE, INC. The date of the filing of its original Certificate of Incorporation with the Secretary of State was February 3, 1997.

                  2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by increasing the total number of shares of stock which the Corporation shall have authority to issue to 30,000,000 shares of common stock, having a par value of $.01 per share and 200,000 shares of preferred stock having a par value of $.01 per share.

                  3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:


                           FIRST: The name of the Corporation (hereinafter referred to as the "Corporation") is

                                   BOLLE INC.

                           SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

                           THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                           FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 30,000,000 shares of common stock, having a par value of $.01 per share and 200,000 shares of preferred stock having a par value of $.01 per share. To the extent not otherwise provided for by, and not inconsistent with, this Certificate of Incorporation, there is hereby expressly vested in the Board of Directors the authority to fix in the resolution or resolutions providing for the issue of each series of such

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         preferred stock, the voting power and the designations, preferences and relative, participating, operational or other rights of each such series, and the qualifications, limitations or restrictions thereof. Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each such series to be distinctly designated.

                           a. Series A Preferred Stock. There shall be created a series of preferred stock of the Corporation, which shall be designated "Series A Preferred Stock" and shall consist of Sixty Four Thousand One Hundred Twenty (64,120) shares, and have the powers, designations, preferences and relative, participating, and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, as set forth below:

                           SECTION 1. Dividends. The holders of the Series A
                  Preferred Stock shall not be entitled to dividends.

                           SECTION 2. Rights on Liquidation. In the event of
                  any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a "Liquidation"), before any distribution of assets of the Corporation shall be made to or set apart for the holders of Common Stock, the holders of Series A Preferred Stock shall be entitled to receive payment out of such assets of the Corporation in an amount equal to the greater of (i) One Thousand French Francs (FF1,000) per share of Series A Preferred Stock or (ii) the French Franc equivalent of US $172.41 per share of Series A Preferred Stock (such greater amount being referred to as the "Liquidation Preference" for the Series A Preferred Stock). If the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock shall not be sufficient to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of Series A Preferred Stock based on the aggregate Liquidation Preference of the shares of Series A Preferred Stock held by each such holder. If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall exceed the distribution required to be made to the holders of Series A Preferred Stock as herein described, such excess assets shall be distributed pro-rata among the holders of Common Stock and the holders of Series A Preferred Stock shall not participate in any such excess distribution in their capacity as holders of Series A Preferred Stock.

                           SECTION 3. Conversion. The holders of any share of
                  Series A Preferred Stock shall not have the


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                  right to convert any such shares into shares of Common Stock of the Corporation.

                                    SECTION 4.  Redemption.

                                            (a) Optional Redemption. Following
                  notice pursuant to Section 4(c) hereof given to all holders of Series A Preferred Stock during the period that shares of Series A Preferred Stock are outstanding (the "Redemption Period"), the Corporation may at the option of the Board of Directors of the Corporation, redeem, out of funds legally available therefor, in whole or in part the shares of Series A Preferred Stock. The Corporation shall effect any such redemption by paying in cash for each such share to be redeemed an amount equal to the Liquidation Preference, per share, on such shares being redeemed on the Redemption Date (as hereinafter defined) (such per share amount is hereinafter referred to as the "Redemption Amount").

                                            (b) Mandatory Redemption. (i)
                  Subject to the terms of the Senior Indebtedness (as defined below), on the third anniversary date from the issuance of the Series A Preferred Stock, the Corporation shall redeem, out of funds legally available therefor, all of the shares of the Series A Preferred Stock (if not previously redeemed) at the Redemption Amount per share pursuant to the terms of this
                  Section 4 following notice pursuant to Section 4(c) hereof given to all holders of Series A Preferred Stock.

                                                     (ii) Notwithstanding
                  anything to the contrary contained herein, in the event that the Corporation's EBITDA (as defined below) exceeds US$18,400,000 for the year ended December 31, 1998 and Bolle Inc. will be in compliance with the terms of Bolle Inc.'s senior indebtedness pursuant to the terms of the credit agreement among the Corporation, the lenders executing a signature thereto and NationsBank, National Association, as Agent, entered into in connection with the Corporation becoming a separate public company as a result of a spinoff by BEC Group, Inc., as may be amended from time to time (the "Senior Indebtedness") after taking into account the redemption pursuant to the terms of this Section 4(b)(ii), to the extent that Bolle Inc. will have at least US$2,000,000 available to borrow pursuant to the terms of the Senior Indebtedness after taking into account such redemption, the Corporation shall redeem, out of funds legally available therefor, the shares of the Series A Preferred Stock (if not previously redeemed) at the Redemption Amount per share pursuant to the terms of this Section 4 herein following notice given within ten days after the Determination Date (as defined below) in respect of the year ended


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                  December 31, 1998 pursuant to Section 4(c) hereof given to all holders of Series A Preferred Stock. The determination of EBITDA required to be made under this Section 4, shall be made by the Corporation within ninety days following the Corporation's year end (the "Determination Date").

                                                     (iii) Notwithstanding
                  anything to the contrary contained herein, in the event that the Corporation's EBITDA exceeds US$24,700,000 for the year ended December 31, 1999 Bolle Inc. will be in compliance with the terms of the Senior Indebtedness after taking into account the redemption pursuant to the terms of this Section 4(b)(iii), to the extent that Bolle Inc. will have at least US$2,000,000 available to borrow pursuant to the terms of the Senior Indebtedness after taking into account such redemption, the Corporation shall redeem, out of funds legally available therefor, the shares of the Series A Preferred Stock (if not previously redeemed) at the Redemption Amount per share pursuant to the terms of this
                  Section 4 herein following notice given within ten days after the Determination Date in respect of year ended December 31, 1999 pursuant to Section 4(c) hereof given to all holders of Series A Preferred Stock.

                                                     (iv) For purposes of this
                  Section 4, "EBITDA" means, with respect to the Corporation and its subsidiaries for any period of computation thereof, the sum of, without duplication, (i) consolidated net income,
                  (ii) consolidated interest expense, (iii) taxes on income,
                  (iv) amortization, and (v) depreciation, all determined on a consolidated basis in accordance with generally accepted accounting principles on a consistent basis.

                                            (c) Redemption Procedures. In the
                  event of any redemption pursuant hereto, the Corporation shall effect such redemption as described below. During the Redemption Period, and at least 10 days prior to the date fixed for any redemption of Series A Preferred Stock pursuant to Section 4(a) or 4(b) above (the "Redemption Date"), written notice shall be sent to each holder of record of Series A Preferred Stock to be redeemed, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Redemption Amount, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such


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                  shares, in the manner and at the place designated in the
                  Redemption Notice, and thereupon the Redemption Amount of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                                            (d) Status of Redeemed or Purchased
                  Shares. Any shares of the Series A Preferred Stock at any time purchased, redeemed or otherwise acquired by the Corporation shall not be reissued and shall be retired.

                                            (e) Sale of Business. In the event
                  that the Corporation does not give notice on or before the third anniversary date from the issuance of the Series A Preferred Stock, that it will redeem the Series A Preferred Stock in full pursuant to the provisions of Section 4(c) hereof, the holders of more than 90% of the Series A Preferred Stock shall have the right, until the Series A Preferred Stock has been redeemed, (i) subject to the terms and provisions of the agreements entered into in connection with the Senior Indebtedness, to appoint a majority of the members of the Board of Directors of the Corporation, so long as the Corporation is privately or closely held, and (ii) subject to the terms and provisions of the agreements entered into in connection with the Senior Indebtedness, to cause the Corporation to use commercially reasonable efforts to either obtain cash in order to redeem in full the Series A Preferred Stock or to effect a commercially reasonable sale of the Corporation's assets or the merger, consolidation or other reorganization of the Corporation as soon as reasonably practicable thereafter.

                           SECTION 5. Voting Rights. Subject to the provisions
                  of Section 4(c)(i) hereof, the holders of the Series A Preferred Stock shall not be entitled to vote except as to matters in respect of which they shall at the time be indefeasibly vested by statute with such right.

                           SECTION 6. Protective Provisions. So long as any
                  shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 90% of the then outstanding shares of Series A Preferred Stock:

                                                     (i) alter or change the
                  rights, preferences or privileges of the shares of Series A


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                  Preferred Stock so as to affect adversely the shares of such series; and

                                                     (ii) the Corporation shall
                  not issue any class or series of Preferred Stock that ranks Senior to or pari passu with the Series A Preferred Stock with respect to dividend, redemption or liquidation rights.

                                    SECTION 7. TRANSFERABILITY. The holders of
                  shares of the Series A Preferred Stock are entitled to transfer shares of the Series A Preferred Stock to any of the other holders of shares of Series A Preferred Stock, subject to strict compliance with all applicable laws.

                           FIFTH: The name and the mailing address of the
                  incorporator is as follows:

                        Name                              Mailing Address
                  Peter H. Trembath                       c/o BEC Group, Inc.
                                                          1601 Valley View Lane
                                                          Dallas, TX 75234


                           SIXTH: The Corporation is to have perpetual
                  existence.

                           SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.



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                           EIGHTH: For the management of the business and for
         the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                                   1. The management of the business and the
                  conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning to wit, the total number of directors which the Corporation would have if there were no vacancies.

                                   2. After the original or other By-laws of
                  the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-laws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in the initial By-laws or in by-laws adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

                                   3. Whenever the Corporation shall be
                  authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificates of incorporation shall entitle the holder thereof to the right to vote at any meeting of the stockholders except as the provisions of paragraph (2) of the subsection (b) of ss. 242 of the General Corporation Law of the State of Delaware shall otherwise require;


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                  provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                           4. Elections of directors need not be by written
                  ballot.

                           NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

                           TENTH: (a) The Corporation shall, to the fullest extent permitted by the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under the General Corporation Law from and against any and all of the expenses, liabilities or other matters referred to in or covered by the General Corporation Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                            (b) Expenses incurred in defending
a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

                                            (c) No director shall be personally
liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the General Corporation Law or successor provisions thereto, or (b) shall be liable by reason that, in addition to any and all other requirements for liability, he



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                                            (i) shall have breached his duty of
loyalty to the Corporation or its stockholders;

                                            (ii) shall not have acted in good
faith or, in failing to act, shall not have acted in good faith;

                                            (iii) shall have acted in a manner
involving intentional misconduct or a knowing violation of the law or, in failing to act, shall have acted in a manner involving intentional misconduct or knowing violation of the law; or

                                            (iv) shall have derived an improper
         personal benefit.

                           ELEVENTH: The Board of Directors shall have the power to make, add to, delete from, alter and repeal the Corporation's By-laws.

                           TWELFTH: The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

                           THIRTEENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed after authorization by the Board of Directors and the affirmative vote of the holders of record of a majority of all of the issued and outstanding shares of the Corporation entitled to vote in respect thereof, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Fourteenth.

                  4. This Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.



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                  IN WITNESS WHEREOF, said BOLLE INC. has caused this
certificate to be signed and attested by Ian G.H. Ashken, its Chief Financial Officer, this _____ day of February, 1998.



                                               BOLLE INC.



                                               By:_________________________
                                               Name: Ian G.H. Ashken
                                               Title: Chief Financial Officer


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